UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

AmeriServ Financial, Inc.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC Driver Opportunity Partners I LP J. Abbott R. Cooper JULIUS D. RUDOLPH brandon l. simmons
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of AmeriServ Financial, Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 9, 2023, J. Abbot R. Cooper, Managing Member of Driver Management, was quoted in the following article published by The Tribute Democrat:

Investor testifies in proxy war over seats on AmeriServ board

By Russ O’Reilly

roreilly@tribdem.com

May 9, 2023

JOHNSTOWN, Pa. – Court hearings in an activist investor group’s proxy war with AmeriServ Financial Inc. have begun.

U.S. District Judge Stephanie Haines presided on Tuesday over the first day of testimony in Driver Opportunity Partners’ hearing for an injunction that would delay AmeriServ Financial’s annual meeting.

Driver wants its nominees to be in the running to occupy the three seats currently held by board members whose terms are expiring. As an 8.6% shareholder in the company, the Driver group said, it has a right to submit nominees.

J. Abbott R. Cooper is the founder of the Driver investment group seeking influence on AmeriServ’s board. He said he was motivated by what he described as the bank’s underperformance for shareholders.

Cooper’s group has taken aim at what he said is an entrenched AmeriServ board of directors and executives.

The first filings of lawsuits began in March, after AmeriServ rejected Driver’s board director nominations in accordance with its advance notice bylaws.

AmeriServ filed for a declaratory judgment in the Cambria County Court of Common Pleas that would declare that the Driver group has no right to nominate any candidates for election as directors at the annual meeting, scheduled for this month.

Driver responded by filing a complaint in the U.S. District Court for the Western District of Pennsylvania against AmeriServ, seeking to postpone the company’s annual meeting until the court determines the validity of its nominations.

After five hours of testimony on Tuesday, Haines warned the Driver group that they have a lot of work ahead to convince her of the “irreparable harm” standard for granting an injunction that would delay AmeriServ’s annual meeting until the court decides whether AmeriServ properly rejected Driver’s nominations.

Driver’s lead attorney, Thomas V. Ayala, said that if the election was held without an injunction, the right of AmeriServ’s shareholders to vote for all eligible nominees would be harmed.

AmeriServ Inc., publicly traded as ASRV, has nearly 3,000 shareholders.

This year, three seats on AmeriServ’s nine-member board are available. Two of the seats are held by Allan R. Dennison and Sara A. Sargent. Neither director is eligible for re-election.

The third seat is occupied by Daniel A. Onorato, who is backed by the AmeriServ company for another term.

AmeriServ’s board and management are soliciting votes for Richard W. Bloomingdale and David J. Hickton to fill the other two spots.

AmeriServ rejected Driver’s nominees – Cooper, Julius D. Rudolf and Brandon L. Simmons – because they allegedly failed to timely submit a complete and accurate nomination notice as required by the company’s bylaws.

Advance notice bylaws requiring detailed biographical information of nominees are widely employed by publicly traded companies.

AmeriServ’s shareholders don’t attend a meeting to vote in person; instead, they vote on the election of directors through the proxy process.

When a shareholder votes by proxy, they first get proxy cards in the mail. The company sends proxy cards for its slate of candidates, and dissident contenders send theirs.

A new rule from the U.S. Securities and Exchange Commission this year instituted universal proxy cards that bear on the proxy fight between Driver and AmeriServ.

The SEC now requires opposing sides to include the other side’s nominees on proxy cards that they send to shareholders.

However, since AmeriServ has deemed Driver’s nominees invalid, it is not required to include those names on the cards it will send out.

Cooper testified that his group is sending out its proxy cards this week and will be including AmeriServ’s candidates as required. AmeriServ has sent a letter to shareholders to ignore Driver’s cards.

Cooper testified that the incumbent AmeriServ board and management leveraged the company’s bylaws against him and the other nominees, purposely impairing their ability to run for the open board seats.

AmeriServ’s rejection of all three candidates centers on four deficiencies in their compliance with AmeriServ’s advance notice bylaws.

A large chunk of time during the hearing Tuesday was devoted to Driver’s failure to disclose information about $12 million in AmeriServ commercial mortgages and lines of credit held by two immediate family members of Rudolf.

Cooper testified Tuesday that despite efforts to correct the omission, AmeriServ continued to use its bylaws to block him and the other Driver nominees from participating in the election.

Cooper’s Driver Management Company LLC invests exclusively in the U.S. banking sector.

Over the past year, his partnership has acquired enough shares of AmeriServ to become the largest shareholder in the company at 8.6%, he said. He was the sole witness on Tuesday.

The injunction proceedings are scheduled to continue at 8:30 a.m. Wednesday, with testimony scheduled from Rudolf and AmeriServ CEO Jeffrey A. Stopko at the federal courthouse in downtown Johnstown.

Item 2: On May 11, 2023, Mr. Cooper was quoted in the following article published by The Tribute Democrat:

Judge: Quick ruling in bank battle; activist investor seeks AmeriServ board spots

By Russ O’Reilly

roreilly@tribdem.com

May 11, 2023

JOHNSTOWN, Pa. – All testimony and exhibits have been presented in the preliminary injunction hearing involving an activist investor, Driver Opportunity Partners, seeking to postpone AmeriServ Financial Inc.’s annual meeting so that its nominees can be considered by shareholders for election to the company’s board of directors.

U.S. District Court Judge Stephanie L. Haines of the Western District of Pennsylvania said she would render a decision in short course, recognizing AmeriServ’s annual meeting is scheduled for May 26.

AmeriServ is a $1.4 billion-asset community bank headquartered on Johnstown’s Main Street, but serving 25,000 customers throughout Western Pennsylvania. It also has a nationwide reach for commercial lending.

Aside from its customers, AmeriServ’s shareholders are another type of constituents it serves.

Shareholders are the only category of the company’s constituents affected by the proxy fight with Driver, Ameri-Serv officials have said.

AmeriServ is a publicly traded company with a few thousand shareholders voting by proxy each year for new board members elected at the annual meeting. This year, there are three open seats on the nine-member board.

Incumbents Allan R. Dennison and Sara A. Sargent have aged out of eligibility to run for re-election. Daniel A. Onorato is backed by the AmeriServ company for another term. The company’s nominees for the other two seats are Richard W. Bloomingdale and David J. Hickton.

However, since last November, activist investor J. Abbot Cooper, through his company, Driver Opportunity Partners, has purchased 8.6% of AmeriServ’s shares and has asserted his right as a shareholder to nominate a dissident slate of candidates, including himself, to be considered by shareholders to serve on the board.

AmeriServ’s advanced notice bylaw requires lengthy biographical information about all of Driver’s candidates to be eligible for board nomination. AmeriServ has rejected Driver’s nominations, based on deficiencies in the group’s nomination notice.

Injunctive relief requested by the Driver group would delay the election until the court rules on the validity of AmeriServ’s mid-March rejection of Driver’s nomination notice pertaining to its three candidates – Cooper, Julius “Izzy” Rudolf and Brandon L. Simmons.

Incidentally, if a delay pushed the meeting beyond May 26, the Driver group wouldn’t necessarily have to wait for the court to decide the validity of their prior nomination notice, but could file new notices: Under AmeriServ’s bylaws for shareholder nominees, the window for throwing one’s hat into the ring for election to the board of directors reopens if a meeting is not held by May 26.

Cooper has said he wants a fair election.

“I want the opportunity to make the case for change to shareholders,” he said on the stand Tuesday.

On Wednesday, Jeffrey A. Stopko, president and CEO of AmeriServ Inc. and bank, and Dennison, company chairman, took the witness stand.

Stopko said he and the incumbent board of directors believe they have a fiduciary responsibility to hold the company’s annual meeting on May 26, even if the court subsequently declares Driver’s nomination notices to be acceptable. In that case, Stopko said, AmeriServ would hold another meeting and solicit votes again from its approximate 3,000 shareholders.

Cooper is president of Driver Management LLC, which invests exclusively in banks.

Cooper has maintained that AmeriServ’s board and Stopko are unwilling to have a dialogue with him about how the company should be run. Stopko and Dennison testified that it was Cooper who has been unwilling to have a discussion. Both sides accused the other as having self-interested motives in letters and phone conversations prior to the proxy fight now unfolding.

“I interpreted his (Cooper’s) communications as ‘the board and management need to go,’” Dennison said.

While Cooper has said AmeriServ is underperforming under the current board composition and management, Stopko disagreed.

At each of the annual meetings over the past seven years where new board members have been chosen by the company and elected by shareholders, Stopko testified, 86% of shareholders voted. And on decisions for executive compensation – another area Cooper has targeted as questionable – shareholder vote averaged a 90% approval rate.

“Those percentages indicate shareholders are satisfied with the company’s performance and strategy,” Stopko said.

AmeriServ has retained lawyers and public relations firms specializing in defending companies against activist investors, Dennison testified under cross-examination on Wednesday.

He said AmeriServ has spent about $1 million so far in defending against Driver.

Driver’s attorneys argued that if the company’s slate of candidates are elected May 26, and the courts later disagree with AmeriServ’s rejection of Driver’s nominations, then any board actions that include the three board members elected May 26 could be viewed as illegitimate.

David W. Schwartz, a corporate lawyer with 45 years of experience and who drafted Ameri-Serv’s bylaws and similar bylaws for about 20 other institutions, was called as a witness to elaborate on bylaw issues.

Under direct examination from AmeriServ’s attorneys, Schwartz confirmed that quorum of five members from the nine-member board can carry out business decisions without the other members. It appeared that line of questioning was intended to suggest newly elected members on May 26 may sit on the sidelines until the courts decide whether a new election is needed to include Driver’s nominees.

Cooper testified in the first day of the trial on Tuesday that he coordinated the Driver group’s nominees by researching people whom he thought shareholders would view as valuable to the company.

One of the Driver nominees, Rudolf, testified as a witness on Wednesday.

On the stand, Rudolf said he was first considered by AmeriServ’s incumbent board of directors before ever getting a call from Cooper to seek a seat on the board with himself and Simmons.

“I was approached (by AmeriServ directors) a year ago about serving on the board,” he said.

“They said they wanted young energy. I was interested then, and I still am now.”

The interest that AmeriServ’s incumbent directors had in Rudolf faded for a reason he said he wasn’t sure of, but Cooper later contacted him about running for the board via a shareholder campaign.

Rudolf is CEO of McKnight Realty Partners, a commercial real estate investment and development company based in Pittsburgh since 1959. It’s his family’s business. His father, William Rudolf, was previously CEO.

His brother-in-law has several mortgages with AmeriServ for rental properties in the Pittsburgh area adding up to about $8 million, and his father has two lines of credit totaling $5 million from AmeriServ.

Driver’s failure to disclose those financial details of Rudolf’s family members in Rudolf’s portion of the group’s nomination notice was among the reasons for the company’s rejection of Driver’s nominees.